October 16,2008


                      Board of Directors Resolution

                             Valley Forge Fund
                      Investment Company Blanket Bond


We the undersigned represent the entire Board of Directors of The Valley Forge Fund. We have examined Investment Company Blanket Bond NO. 6214326 issued by the National Union Fire Insurance Company of Pittsburgh, PA. The Bond Covers up to a total of $200,000 for a single Loss Limit of Liability with a single loss deductible of zero.

The coverage of $200,000 protects up to $15,000,0000 in total assets of the fund and contains the zero deductible is as dircted by Section 17g-1 of the invest-ment Compnay act of 1940, as amended. This bond coverage applies to losses sustained between 12:01 AM on 10/24/08 and 12:01 Am on 10/24/09.

Our signatures below indicate that, to the best of our knowledge, the above described bond meets the requirements specified by the Securities & Exchnge Commission of Fidelity Bond coverage for federally registerd mutural fund such as the Valley Forge Fund.





     s/ Donald A. Peterson                      s/Bernard B. Klawans
          Director and                               Dirctor and
          Chairman of                                President of
           The Board                                  The Fund


     s/Victor J. Belanger     s/Dr. James P. King    s/William Majer
          Director                  Director             Director